UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC, together with the other Participants named herein (“SAVE”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (“USAT”).  SAVE has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 25, 2012, S.A.V.E. Partners IV, LLC issued the following press release:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE) BELIEVES SHAREHOLDERS OF
USA TECHNOLOGIES, INC. DESERVE THE FACTS

SAVE Urges Shareholders to Reject USAT’s Smear Tactics by Voting the GOLD Proxy Card Today

Shareholders Can Switch their Vote to GOLD with a New Online Vote Today

GREENWICH, Conn., June 25, 2012 /PRNewswire - S.A.V.E. Partners IV, LLC, which together with its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,196,739 shares of common stock of USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), representing approximately 9.8% of the Company’s outstanding shares, today issued the following release:

USAT continues to bombard its shareholders with an expensive scorched earth public relations campaign in an effort to convince you that SAVE, the Company’s largest shareholder, will not act in the best interests of shareholders if you elect our seven highly-qualified nominees to the Board.  The Board has no doubt spent countless dollars of your money to win an election that is critical to your Company’s future, but it distorts the facts to sway your vote through a smear campaign of epic proportions.  We believe USAT’s Board of Directors will say just about anything to preserve their own jobs regardless of the ultimate cost to shareholders.  SAVE believes you need to have the facts:

Bradley Tirpak voluntarily resigned from the USAT Board because he believed the Board’s business plan following Stephen Herbert’s promotion to CEO was not in shareholders’ long-term best interests

After June 2011, Mr. Tirpak was SAVE’s sole shareholder representative on the Board.  During that time, Mr. Tirpak firmly believes that:

•
Every action he took as a Board member was done with shareholders’ best interests in mind.  Mr. Tirpak was then, and continues to be, a significant shareholder who is 100% dedicated to maximizing shareholder value.

•
Mr. Tirpak was a vocal defender of shareholder interests on a Board that was more concerned with protecting its own self-interests. We believe this is clearly evidenced by the fact that Mr. Tirpak was the sole director who, as a result of a decline in the stock price, waived the egregious 35% pay raise that the Board members voted for themselves.

•	Mr. Tirpak was the target of bogus code of ethics claims manufactured by a Board that simply did not want to hear the tough questions Mr. Tirpak had to ask.

•
Unlike other Board members, Mr. Tirpak actively sought to engage with customers, employees and shareholders of the Company to solicit their views about the Company and ensure their concerns were being addressed in the boardroom.

At the time of his resignation, Mr. Tirpak was convinced that the path being followed by the Board would lead to a significant deterioration of shareholder value.  He believed then, and SAVE believes now, that:

•
If USAT is going to continue to subsidize the JumpStart program, the Company needs to lower the cost of hardware significantly to produce positive returns for shareholders. To assist in this endeavor, SAVE has nominated George Wallner, the founder of Hypercom, who will lead the charge to reengineer the devices in a cost-effective manner.  We believe Mr. Wallner is a leading innovator  in the payments industry.

•	Shareholders should not be satisfied with the incremental revenues currently being generated through transaction processing. SAVE believes USAT should be generating profits not just revenues.

•
The Company needs to vastly improve its technology and focus on providing its customers with comprehensive, end-to-end solutions (like vending route management) in order to avoid losing further market share to its competitors.

Do not be misled by the Company’s personal attacks on Mr. Tirpak or their claims of improving results in the short-term.  Mr. Tirpak’s resignation was motivated by his concern for shareholders, and has allowed him to nominate an extremely highly-qualified slate of directors who are as committed as he is to working for shareholders.  SAVE believes it has the right business plan to achieve a singular purpose — to maximize long-term value for all shareholders.  SAVE urges shareholders to review its detailed business improvement plan for USAT at www.SAVEUSAT.com.

The USAT Board is misleading shareholders about SAVE’s involvement with Direct Insite Corp.

USAT has also attempted to mislead shareholders regarding the efforts of SAVE at Direct Insite Corp., maligning the turnaround efforts of a hard-working team at Direct Insite. Direct Insite is a specialized SaaS processor of over $125 billion in invoices for Fortune 100 companies.  While USAT’s Board has inaccurately portrayed what it terms as “Tirpak’s takeover” of Direct Insite, the fact is that Mr. Tirpak does not even serve on the Board of Direct Insite and has no control over that company.  He is a co-managing member of S.A.V.E. Partners III, LLC, which beneficially owns 6.6% of Direct Insite’s common stock and whose other co-managing member, Craig W. Thomas, serves as a director on a seven-member Board.  We encourage shareholders to learn the facts about Direct Insite that USAT won’t tell you by clicking on the following link:  http://shareholder-advocates-for-value-enhancement.com/wordpress/wp-content/uploads/2012/06/DIRI-Fact-Sheet.pdf.

Do not allow the USAT Board to mislead you into voting for management’s slate of directors, who we believe are far more concerned with protecting their own jobs than shareholders’ best interests.  We urge shareholders to vote for meaningful change, and against the status quo, by voting the GOLD proxy card today.  If you have voted management’s white proxy card, you can change your vote by voting the GOLD proxy card today.

Item 2: On June 25, 2012, S.A.V.E. Partners IV, LLC issued the following press release:

JAMES W. STUCKERT ENDORSES SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT’S (SAVE) DIRECTOR NOMINEES FOR USA TECHNOLOGIES, INC.

Urges Shareholders to Vote the GOLD Proxy Card Online Today

GREENWICH, Conn., June 25, 2012 /PRNewswire - S.A.V.E. Partners IV, LLC, which together with its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,196,739 shares of common stock of USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), representing approximately 9.8% of the Company’s outstanding shares, today issued the following release:

Shareholder James W. Stuckert today endorsed Shareholder Advocates for Value Enhancement’s seven highly-qualified director nominees for the USAT Board on the GOLD Proxy Card.  Mr. Stuckert, together with his wife, beneficially owns 512,000 shares of common stock of USAT and is a member of the SAVE group.

In a statement issued today Mr. Stuckert, said, “I’ve spent my career investing in companies that I believe have the potential to generate significant value for clients.  Under the right leadership and with a well-balanced, engaged board of directors, it is my opinion that USAT can become such a company.”  Mr. Stuckert continued, “USAT has failed to convince me that its most recent financial results provide evidence that USAT is performing well — in my view, revenues and connections need to translate into profits.  Furthermore, I believe USAT’s current business plan offers nothing new to shareholders and fails to address the fundamental concerns I have about managing hardware costs, improving vending route management services and upgrading technologies.  In my view, the status quo can no longer be maintained and change is urgently needed.  I fully endorse the election of SAVE’s seven highly-qualified director nominees because I firmly believe it is in the best interest of the Company and its shareholders.”

About James W. Stuckert

Mr. Stuckert serves on the board of directors of Royal Gold, Inc. (NASDAQ: RGLD), a precious metals royalty company with a current market value of over $4.5 billion.  He is currently the Chairman of the University of Kentucky Development Council and is national Chairperson of the University’s $1 billion comprehensive fund-raising campaign.

Item 3: The following materials were posted by S.A.V.E. Partners IV, LLC to http://shareholder-advocates-for-value-enhancement.com and http://www.saveusat.com:

SAVE BELIEVES IT HAS THE BUSINESS PLAN, NOMINEES AND MOTIVATION TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS OF USA TECHNOLOGIES, INC.

SAVE URGES SHAREHOLDERS NOT TO BE MISLED BY USAT'S NEGATIVE CAMPAIGN AND PERSONAL ATTACKS

SAVE IS USAT'S LARGEST SHAREHOLDER AND BELIEVES IN THE POTENTIAL OF THE COMPANY WITH A NEW BOARD

SAVE believes so strongly in the potential of the Company under a new Board, it has invested over $3.5 million in USAT in the past three months. We firmly believe our seven highly qualified nominees have the specific experience and expertise to help USAT realize that potential for the benefit of all shareholders.

IF ELECTED, SAVE'S NOMINEES ARE COMMITTED TO PURCHASING MORE THAN $1,000,000 OF USAT STOCK

As the Company's largest shareholder, our interests are closely aligned with yours. SAVE has an enormous economic incentive to fix the Company and increase its market value. If elected to the Board, SAVE's nominees intend to implement a policy that directors' fees will be paid solely in stock options. In addition, **SAVE's nominees are ready, willing and able to demonstrate their further commitment by buying more than $1,000,000 of USAT stock if elected to the Board.**

SAVE HAS A BUSINESS PLAN TO ENHANCE VALUE AND INTENDS TO ACT QUICKLY AND DECISIVELY

SAVE does not believe USAT's current strategy is supported by a sound business plan or a Board of Directors capable of creating sustainable shareholder value. Here are the key goals of SAVE's Business Improvement Plan:

- Establish a Highly-Qualified Board
- Develop Low-Cost Hardware
- Develop Higher Functioning Terminals
- Increase Processing Profits
- Enhance Vending Route Management Services
- Selectively Expand Internationally
- Boost Customer Confidence
- Reduce Operating Costs

We encourage you to review our detailed business plan at www.SAVEUSAT.com.

SAVE'S NOMINEES HAVE DEEP RELEVANT EXPERIENCE TO HELP IMPLEMENT A PROFITABLE BUSINESS PLAN AT USAT

SAVE's seven nominees bring seasoned leadership skills, industry expertise and deep functional knowledge in critical aspects of USAT's business, including hardware, transaction processing, vending, finance and international sales. **We believe that when you compare the qualifications of our nominees versus those of the Company, you will find that our nominees are better qualified and have more relevant experience to execute a business plan to make the Company profitable.** If elected, our nominees will actively engage with management in a full-scale effort to lead a rapid transformation of the business with the goal of maximizing value for all shareholders.

SAVE's nominees are:

SAVE NOMINEE	RELEVANT EXPERIENCE
✓ George Wallner	Electronic Payment Hardware
✓ Rodman Reef	Credit Card and Electronic Payment Processing
✓ John Ioannou	Vending Services; Route Management; Technology
✓ Ajoy Karna	Strategy, Finance, M&A
✓ Andrew Salisbury	International Technology Sales
✓ Craig Thomas	Finance; Corporate Governance
✓ Bradley Tirpak	Finance; Corporate Governance

DO NOT BE MISLED BY USAT'S NEGATIVE CAMPAIGNING AND PERSONAL ATTACKS

We are extremely disappointed that USAT has resorted to negative campaigning to try to sway your vote. We believe this election should be about the nominees and business plan that are best suited to help USAT realize its potential and maximize value for all shareholders. In our view, personal attacks have no place in an election contest and are evidence of leadership that will do or say anything to win an election. **Remember, this is same Board and management team that, only four months ago, could not predict positive cash flow and yet, on June 8, 2012, with the annual meeting less than three weeks away, suddenly forecast profits by year end. USAT's stock price is down over 41% in the past year, from $2.28 on June 15, 2011 to $1.34 on June 15, 2012, the Company has burned through over 50% of the cash on its balance sheet in the first nine months of fiscal 2012 and yet the Company says it wants to continue down its current path. *Clearly, we don't believe you can or should take management's statements at face value.***

WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY

You have the ability to help SAVE implement meaningful change at the Company, for the benefit of all shareholders, by voting the **GOLD** proxy card today. We urge you to vote only SAVE's **GOLD** proxy card and not management's white proxy card. If you have already voted management's white proxy card, you can still change your vote by voting the enclosed **GOLD** proxy card today.

Beneficial Holders: If you hold your shares at a broker or bank

- ***Vote by Internet*:** Go to www.proxyvote.com. Have your 12-digit control number available.
- ***Vote by Phone:*** Please call 1-800-454-8683. Have your 12-digit control number available.
- ***Vote by Mail:*** Vote, sign, date and return the **GOLD** voting instruction form.

Registered Holders: If you hold stock certificates or hold shares directly in your own name

- ***Vote by Mail:*** Vote, sign and date the **GOLD** proxy card and return it in the envelope provided.

If you have any questions, please call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 662-5200 or e-mail info@saveusat.com.